Exhibit 10.1

June 8, 2019

Andrew Tarshis

Re: Offer of Employment

Dear Andy,

We would like to take this opportunity to offer you a position with Centric Brands Holdings LLC (the “Company” or “Centric Brands”).  I am delighted to confirm the terms of your employment offer with the Company as set forth in this letter (the “Employment Offer Letter”).

1.      Title.  Your title will be Executive Vice President, General Counsel.  In such capacity, you will be reporting directly to Jason Rabin, Chief Executive Officer of Centric Brands.

2.      Employment Term.  The term of your employment hereunder shall commence on or about June 24, 2019 (such date, the “Start Date”) and continue for a term of three (3) years or until terminated in accordance with Paragraph 8 (the “Term”).

3.      Exclusivity.  You will devote substantially all of your business time and necessary efforts and energy to the performance of your employment responsibilities; provided, however, that you will be permitted: (i) to engage in charitable and community activities, (ii) to manage your personal investments and affairs; provided, however, that none of the foregoing, either individually or in the aggregate, shall materially interfere with the performance of your duties for the Company.  You will at all times during your employment with the Company discharge all such duties and responsibilities conscientiously and in good faith, giving to the Company the full benefit of your knowledge, expertise, skill and judgment.

4.      Responsibilities.  You will have such responsibilities and authority as is customary for your position and consistent with those of other executives of the Company. You will be based out of the Company’s offices in New York City.  In addition, you will be required to perform customary business travel consistent with your duties and responsibilities hereunder.

5.      Compensation.

(a)        Base Salary.

Your annual base salary will be $600,000, less applicable payroll deductions, which will be paid semi-monthly, in accordance with the Company’s payroll practices.

(b)        Bonus.

(i)         You will also be entitled to an annual bonus with a target of sixty  percent (60%) of your Base Salary, which will be based on Company-wide and individual performance, consistent with the metrics used for other similarly situated executives (the “Performance Bonus”).  The Company-wide and individual performance objectives shall be defined as soon as practicable after the commencement of your employment.  For the fiscal year 2019 (start date – December 31, 2019), you will receive a prorated bonus based on your Start Date with the Company.

(ii)        When bonuses are typically paid to other senior executives of the Company in the following year, you must be an active employee in good standing of the Company on the date bonus payments are made to be eligible to receive such bonus, provided that if, (X) Prior to the end of the Company’s fiscal year, your employment is terminated under Paragraph 8(c) or 8(d), you will be entitled to receive the full bonus, prorated for the number of days in the Company’s fiscal year during which you were employed or (Y) If your employment is terminated under Paragraph 8(c) or 8 (d) following the Company’s fiscal year but prior to the date bonus payments are made, you will be entitled to receive the full bonus.  If you resign or leave the Company, without Good Reason, before the payment date, you will not be entitled to such bonus payments. Bonuses are subject to applicable payroll deductions.

(c)        Stock Plan.

(i)         You shall also receive a grant of a restricted stock unit award (the “Restricted Stock Unit Award” or “RSU,” as the case may be), which shall be substantially identical to the form of restricted stock unit agreement under the Company’s 2016 Stock Incentive Compensation Plan (the “2016 Plan”).  The grant shall be 250,000 shares of common stock, which shall vest according to the following schedule so long as you remain actively engaged as an employee of the Company through the applicable vesting dates (or as otherwise provided for herein):

First Anniversary of Start Date	83,333 shares
Second Anniversary of Start Date	83,333 shares
Third Anniversary of Start Date	83,334 shares

Such award is subject to the approval of the Compensation Committee of the Board of Directors of the parent company, Centric Brands Inc., on your start date and shall be issued as soon as practicable.

Thereafter, we expect that you will be eligible for additional Restricted Stock Unit Award Agreement grants (or stock option or other equity incentive type grants) at the same time the Company awards grants to other similarly situated senior executives.

(ii)        The Restricted Stock Unit Award shall be granted pursuant to Restricted Stock Unit Award agreements to be entered into between the Company and you on or after your Start Date, which agreement shall contain customary terms consistent with the terms of this Employment Offer Letter and similar to the 2016 Plan;  provided,  further, that to the extent there is any inconsistency between the Restricted Stock Unit Agreement and this Employment Offer Letter, this Employment Offer Letter shall control and govern, provided, however, that the Restricted Stock Unit Agreement shall govern with respect to the vesting of the RSUs upon a “change of control” (as defined therein).

6.      Benefits.

(a)        As an employee of Centric Brands, you will be eligible to participate in the Company’s benefit programs, subject to the terms of such programs set forth in applicable Company policy and/or benefit plan documents.  The benefits include medical, dental, vision, basic life, and disability. Any benefits coverage for which you are eligible and in which you enroll will go into effect on the first day of the month following sixty (60) days of service.  The Company will reimburse you for the cost of obtaining COBRA coverage during the period prior to the enrollment start date. You will be eligible to participate in the Company’s 401(k) plan immediately, and after one (1) year of employment, you will be eligible to receive the Company’s 401(k) match. You will be reimbursed for all reasonable and appropriate travel, entertainment and other business expenses incurred in connection with the performance of your duties hereunder, all in accordance with Company policy for senior executives. In addition, you will receive a monthly travel allowance of $1,500.00.

7.      Paid Time Off (PTO) and Sick Time.  You will be entitled to twenty (20) PTO days on an annual basis, pro-rated for calendar year 2019. In addition, you will be entitled to eight (8) sick days annually, in accordance with the Company’s policy.

8.      Termination of Employment.  Your employment may be terminated upon the following events:

(a)        Death or Disability.  Your employment will terminate automatically upon your death, and the Company will have the right to terminate your employment upon thirty (30) days’ prior written notice in the event of your Permanent Disability.  For purposes of this Employment Offer Letter, “Permanent Disability” means your inability, because of a disability that cannot be reasonably accommodated, to substantially perform your principal functions and duties to the Company as determined by an independent physician acceptable to you and to the Board of Directors of the Company (the “Board”), because of accident, or physical or mental condition, disability or mental illness, which lasts for a period of one hundred and twenty (120) consecutive days or a total of one hundred and eighty (180) days in any consecutive twelve (12) month period.

(b)        Termination for Cause.  As used herein, “Cause” means the occurrence of any one or more of the following events:

(i)         fraud, embezzlement or misappropriation by you relating to the Company, its subsidiaries, any of their affiliates or any of their respective funds, properties or other assets;

(ii)        you are convicted of, or plead no contest to, a felony crime or a misdemeanor (other than vehicular related acts) involving moral turpitude;

(iii)       repeated and willful failure by you to substantially perform your lawful and material employment duties that is not cured to the satisfaction of the CEO of the Company within ten (10) days following written notice of such repeated and willful breach stating, with specificity, the nature of such failure and the reasonably designated acts to be taken to cure such breach;

(iv)       knowingly acting in an improper manner or making statements, which actions or statements the CEO and the Board of Centric Brands reasonably determine to be materially detrimental or damaging to the Company’s reputation, good will or relation with its customers, suppliers or employees;

(v)        willful violation of a specific lawful written directive of your supervisor(s) (not inconsistent with the terms and conditions hereof) concerning one or more matters of a material nature for the Company and its operations, and such violation continues for more than ten (10) days following written notice thereof specifying such violation in reasonable detail; or

(vi)       you breach any of your non-solicit covenants set forth in Paragraph 10 of this Employment Offer Letter or the Confidentiality Agreement referred to in Paragraph 12, and such breach continues for more than ten (10) days following written notice thereof specifying such breach.

The Company has the right to terminate your employment immediately upon written notice to you with respect to Paragraphs 8(b)(i), (ii) and (iv), for Cause.  With respect to Paragraph 8(b)(iii), (v), or (vi), such termination shall be effective ten (10) days following notice of termination unless you have cured such breach to the satisfaction of the Company, as determined by the CEO of Centric Brands.

(c)        Termination without Cause.  The Company may terminate your employment without Cause upon thirty (30) days’ prior written notice.  In exchange, you agree to provide the Company with thirty (30) days’ prior written notice of any voluntary termination of your employment.

(d)        Termination for Good Reason.  You may terminate your employment under this Employment Offer Letter for Good Reason after the occurrence of any of the Good Reason events set forth in the following sentence. For purposes of this Employment Offer Letter, “Good Reason” shall mean the occurrence of any of the following events without your prior written consent:

(i)         a material diminution of your authorities, duties or responsibilities or a change such that the you do not report to the Chief Executive Officer;

(ii)        a reduction in the Base Salary or the target annual bonus opportunity;

(iii)       your involuntary re-location to an office within 50 miles of New York City;

(iv)       a reduction of your title; or

(v)        the failure by the Company to timely comply with its material obligations and agreements contained in this Employment Offer Letter, including granting the RSUs.

provided, however, that, within ninety (90) days of any such events having occurred, you shall have provided the Company with written notice that such events have occurred and afforded the Company thirty (30) days to cure and if the Company does not cure such events to the your reasonable satisfaction then you may terminate your employment within thirty (30) days following the expiration of such cure period.

9.      Effect of Termination.

(a)        In the event your employment is terminated pursuant to Paragraph 8(a) (death or Permanent Disability) or Paragraph 8(b) (for Cause), or voluntarily by you, the Company will have no further obligation to you under this Employment Offer Letter (except as hereinafter provided) except to pay to you, your estate or your designated beneficiary, your base salary through the date of termination, any unpaid bonus for periods prior to termination, any PTO accrued through the date of termination, any reimbursable expenses incurred through the date of termination, and any benefits to which you may be entitled upon termination pursuant to the plans and programs in which you participate or as may be required by applicable law.  Any such amounts will be paid on your final day of employment.

(b)        In the event the Company terminates your employment without Cause pursuant to Paragraph 8(c) or you terminate your employment for Good Reason pursuant to Paragraph 8(d) the Company shall pay to you (i) in consideration for the non-solicit provisions of Paragraph 10 (the “Non-Solicit Covenants”), an amount equal to twelve (12) months of your base salary if your employment is terminated on or after the day following your Start Date (the “Non-Solicit Payment”), (ii) any PTO accrued through the date of termination, and (iii) any reimbursable expenses incurred through the date of termination, and any benefits to which you may be entitled upon termination pursuant to the plans and programs in which you participate or as may be required by applicable law and (iv) an annual bonus for the calendar year in which the termination occurs.  In addition, the Company will reimburse you for the cost of COBRA for a period of twelve (12) months.

(c)        In the event the Company terminates your employment without Cause pursuant to Paragraph 8(c),  you terminate your employment for Good Reason under 8(d),  or your employment is terminated under Paragraph 8(a), any unvested portion of the RSUs shall accelerate and become fully vested on the Date of Termination and the shares covered by the RSUs shall be distributed to you, your estate or your designated beneficiary on the date that is thirty (30) days following the Date of Termination (subject to any securities law restrictions).

(d)        The amounts set forth in clause (b) shall be paid in in accordance with normal payroll practices at the time of termination less any applicable withholdings and subject to you executing and delivering the Company’s customary separation and release agreement.

10.    Non-Solicitation.

(a)        You and any person, firm, corporation or other entity that, directly or indirectly, is controlled by you or is under common control with you will not, without the prior written consent of the Company, directly or indirectly, or through any affiliate or subsidiary (other than in connection with the performance of your obligations under this Employment Offer Letter):

(i)         hire or solicit the employment of any employee of the Company, its subsidiaries, its affiliates or encourage any such employee to leave employment with the Company, its subsidiaries or any of its affiliates, or knowingly participate in any discussion with any employee of Company, its subsidiaries or any of its affiliates regarding the possibility of his or her employment by any person or entity other than the Company or its affiliates or subsidiaries;

(ii)        approach or solicit any customer or supplier of the Company, potential customer or supplier of the Company, or maturing business opportunity of the Company, or service or deal with any such customer or supplier or maturing business opportunity in order to attempt to direct any such customer or supplier or maturing business opportunity away from the Company;

(iii)       solicit or divert any business away from the Company;

(iv)       induce or persuade any customer or supplier, potential customer or supplier, agent or other person under contract or otherwise associated with the Company to reduce or alter any such association or business relationship;

(v)        otherwise interfere or attempt to interfere with any of the contractual, business or economic relationships of the Company; or

(vi)       negotiate for or enter into any agreement (whether written or oral), or otherwise cause or authorize any individual or entity, to take any of the actions prohibited by clauses (i) through (v) above.

(b)        If you breach, or threaten to commit a breach of, any of the provisions of this Paragraph 10, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

(i)         the right and remedy to have such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to the Company and that money damages may not provide an adequate remedy to the Company; and

(ii)        the right and remedy to recover from you all direct monetary damages suffered by the Company as the result of any acts or omissions constituting a breach of this Paragraph 10.

(c)        You acknowledge that the restrictions contained in this Paragraph 10 are reasonable and necessary to protect the legitimate interests of the Company and constitute a material inducement to the Company to execute this Employment Offer Letter for employment.  In the event that any covenant contained in this Paragraph 10 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable law.  The covenants contained in this Paragraph 10 and each provision hereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

11.       Intellectual Property Ownership; Work-For-Hire.

(a)        Work Product.  All work product conceived, created, produced or prepared by you, at the request or under the direction of the Company or through use of the Company’s resources, records, equipment or personnel, in connection with performance of your employment duties, shall be deemed works made for hire that are owned by Company (the “Works”). Works shall include without limitation, all designs, drawings, text, prototypes, patterns, images, photographs, font, stylizations, concepts, depictions and all copyrights and other intellectual property and proprietary rights therein and thereto, whether or not fixed in a tangible medium of expression.  For avoidance of doubt, you do not retain any ownership rights to any of the Works and are not permitted, at any time, whether it be during the Term or after termination, to utilize, rely upon, create derivative works from, license or exploit the Works, in whole or in part, on your own behalf or on behalf of others, as all rights in and thereto vest exclusively in the Company.

(b)        Works Made for Hire; Assignment.  You agree that the Works made by you on behalf of the Company were or will be produced or prepared within the scope of your employment duties and are works-made-for-hire owned by the Company under the Copyright Act of 1976.  If any of the Works or any portion thereof are held not to be “works made for hire” (or if ownership of all rights therein did not or do not vest exclusively in the Company), you irrevocably assigns, releases and conveys to the Company in perpetuity all of your right, title and interest, as applicable, in and to the Works, as well as all intellectual property rights embodied therein or pertaining thereto and the complete right to exploit or otherwise use the Works and all auxiliary, subsidiary and moral rights in any form, medium, expression or technology now known or hereafter developed in all jurisdictions worldwide and all right to recover for past or future infringements thereof.

(c)        Inventions.  To the extent that the materials include materials subject to patent, trade secret, or other proprietary right protection, you hereby assign to the Company, its successors and assigns, all right, title and interest in and to such materials.

(d)        Further Assurances; Assignment. Upon the request of the Company, you  agree to perform such acts requested to transfer, perfect and defend the Company’s right, title and interest in and to the Works and materials, including by assisting the Company in every proper way (at the Company’s expense), to obtain for the Company’s own benefit protection for any or all of the Works, including copyright and patent rights in the United States and any and all foreign countries, and, if applicable, by executing and delivering to the Company any and all applications, assignments and other instruments deemed necessary by the Company in order to apply for and obtain letters patent or copyright registrations in the United States or foreign countries.

(e)        Waiver of Moral Rights.  You hereby irrevocably waive in perpetuity all common law rights including any and all moral rights that you may possess or might in the future possess in and to the Works and shall perform such further acts or execute any requested documents as may be requested to evidence such waiver.

12.       Confidentiality.  Enclosed is a Confidentiality Agreement and a Notice and Acknowledgment of Pay Rate which we ask you to review and sign along with this letter. You must sign the Confidentiality Agreement and Notice in order to commence employment with the Company.

13.       Assignment.  This Employment Offer Letter is personal in nature and the rights set forth in it are personal to you and may not be in whole or in part assigned, transferred, conveyed, pledged or sublicensed, or otherwise inure to the benefits of any successor assignee.  Any assignment or purported assignment in contravention of this provision shall be null and void.  The Company may assign this Employment Offer Letter, in whole or in part, to its parent, subsidiary or affiliated company without your consent; provided, however, that such assignment will not release the Company of its obligations hereunder, all of which will remain in full force and effect.

14.       Waiver; No Cross-Default.  No course of dealing and no delay in exercising any right, power or remedy under or relating to this Employment Offer Letter shall operate as a waiver thereof or otherwise prejudice our or your respective rights, powers and remedies.  The failure to object to any breach of this Employment Offer Letter, or to enforce at any time or for any period any provision of this Employment Offer Letter, shall not constitute a waiver of such provision of our or your respective rights or remedies, or a consent to the modification of this Employment Offer Letter.  No single or partial exercise of any rights, powers or remedies under or relating to this Employment Offer Letter shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

15.       Entire Agreement.  This Employment Offer Letter embodies the entire understanding and supersedes all other oral or written agreements or understandings, between us regarding your employment with the Company.  No amendment, change, alteration or modification hereof may be made except in writing signed by both you and the CEO of the Company.

16.       Governing Law; Choice of Forum.  This Employment Offer Letter and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the internal laws of the State of New York.  Any claim or controversy between us arising out of or related to this Employment Offer Letter or to your employment shall be filed only in a court situated in New York County, City of New York, State of New York, and you and the Company each hereby consents to the jurisdiction of such courts for such purposes.

17.       WAIVER OF JURY TRIAL.  EACH OF THE PARTIES TO THIS EMPLOYMENT OFFER LETTER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS EMPLOYMENT OFFER LETTER OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS EMPLOYMENT OFFER LETTER OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  EACH OF THE PARTIES TO THIS EMPLOYMENT OFFER LETTER HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, COUNTERCLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS EMPLOYMENT OFFER LETTER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS EMPLOYMENT OFFER LETTER WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

18.       Acknowledgement.  By signing this Employment Offer Letter below and accepting our offer of employment, you are representing that you acknowledge and are aware of no obligations, contractual or otherwise, relating to a prior employer or any other entity which would prevent or prohibit you from performing fully your job responsibilities at the Company now or in the future.  The Company will not be liable for any potential breaches of contract and other commitments arising from your previous employment. This job offer is contingent upon satisfactory review and completion of our customary candidate background,  credit and reference checks. You will be required to sign  a separate authorization form granting us the right to conduct such background,  credit checks and reference checks.

Sincerely,

Centric Brands Holdings LLC

By:	/s/ Karen Coe
	Name:	Karen Coe
	Title:	Chief Human Resources Officer

I, Andrew Tarshis, reviewed and understand the contents of this Employment Offer Letter and accept and agree with the above offer of my employment as stated:

Andrew R. Tarshis

Print Name

/s/ Andrew R. Tarshis

Signature

June 10, 2019

Date

[Signature Page to Employment Offer Letter]